Exhibit 99.2

CONTACT:	Corporate Communications 404-715-2554

Court Confirms Delta Air Lines Plan of Reorganization
Airline set to emerge from Chapter 11 a strong, competitive airline on April 30

New York, April 25, 2007- The U.S. Bankruptcy Court for the Southern District of New York today issued a ruling confirming Delta’s Plan of Reorganization, clearing the way for the airline’s emergence from Chapter 11. Delta expects its plan to become effective on April 30, once all closing conditions of the plan have been met and the company’s $2.5 billion in exit financing has closed.

“This is an exciting day for everyone at Delta,” said Gerald Grinstein, Delta’s Chief Executive Officer. “Achieving a turnaround of this magnitude in little more than 19 months would not have been possible without the hard work and dedication of Delta people worldwide, and the leadership, the vision and the flawless execution of our plan by our outstanding management team led by Ed Bastian and Jim Whitehurst. We are also grateful to all the other people who have helped make this possible for Delta, including the unwavering support of our customers and the communities we serve.”

After Delta’s confirmation hearing earlier today, the Honorable Adlai S. Hardin, Jr. issued his ruling affirming that the company had met all of the necessary statutory requirements to confirm its Plan of Reorganization and exit from Chapter 11. Earlier in the month, Delta creditors overwhelmingly supported the plan. More than 95 percent of the ballots cast and claims value voting were in favor of the plan.

Judge Hardin’s ruling also applies to all of Delta’s wholly owned subsidiaries that filed for Chapter 11 protection, including Comair, Delta Global Services, Delta Technology, Delta Air Elite and Delta Connection Academy.  Each of those subsidiaries is expected to emerge from Chapter 11 alongside Delta on April 30.  “Delta is now poised to enter the next chapter of our history as a strong airline ready to compete in an ever changing industry,” concluded Grinstein.

Delta’s common stock has been approved for listing on the New York Stock Exchange under the ticker symbol “DAL”. Trading on the NYSE is expected to commence April 26, 2007, on a “when issued” basis (DAL.WI), and “regular way” trading is anticipated to begin on May 3, 2007. Current holders of Delta’s pre-plan equity, which has recently traded over the counter under the symbol “DALRQ,” will not receive any distributions under Delta’s Plan of Reorganization. These equity interests will be cancelled upon the effectiveness of the plan. Accordingly, Delta urges caution be exercised with respect to investments in Delta’s existing equity securities and any of Delta’s liabilities and other securities.

Distribution to Creditors

A person holding a general unsecured claim of $10,000 against Delta (in Delta Classes 4 and 5) would receive an initial distribution of approximately 225 shares of new common stock in the reorganized Delta Air Lines. (Net distributions for Delta retirees and current and former employees generally will be smaller on account of withholding obligations).  The initial distribution excludes approximately 135 million shares that are reserved from distribution due to disputed unsecured claims in Delta Classes 4 and 5.   A total of 358,786,580 shares will ultimately be distributed to creditors in Delta Classes 4 and 5 under the Plan.

As a result of the significantly higher percentage of disputed claims outstanding against the Comair debtors, there will be a lower percentage distribution to Comair creditors at this time.  Thus, a person holding a general unsecured claim of $10,000 against Comair (in Comair Class 4) would receive an initial distribution of approximately 139 shares.  The initial distribution excludes approximately 25 million shares that are reserved from distribution due to disputed unsecured claims in Comair's Class 4.  A total of 27,213,420 shares will ultimately be distributed for to creditors in Comair Class 4 under the Plan.

Delta Air Lines offers customers service to more destinations than any global airline with Delta and Delta Connection carrier service to 307 destinations in 52 countries. With more than 60 new international routes added in the last year, Delta is America’s fastest growing international airline and is a leader across the Atlantic with flights to 31 trans-Atlantic destinations. To Latin America and the Caribbean, Delta offers more than 600 weekly flights to 58 destinations. Delta's marketing alliances also allow customers to earn and redeem SkyMiles on nearly 15,000 flights offered by SkyTeam and other partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. Including its SkyTeam and worldwide codeshare partners, Delta offers flights to 456 worldwide destinations in 100 countries. Customers can check in for flights, print boarding passes and check flight status at delta.com.

Statements in this news release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to consummate our plan of reorganization with respect to the Chapter 11 proceedings; the actions and decisions of our creditors and other third parties with interests in our Chapter 11 proceedings; our ability to obtain and maintain normal terms with vendors and service providers; our ability to maintain contracts that are critical to our operations; the cost of aircraft fuel; the impact that our indebtedness will have on our financial and operating activities and our ability to incur additional debt; the restrictions that financial covenants in our financing agreements will have on our financial and business operations; labor issues; interruptions or disruptions in service at one of our hub airports; our increasing dependence on technology in our operations; our ability to retain management and key employees; restructurings by competitors; the effects of terrorist attacks; and competitive conditions in the airline industry.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Form 10-K for the fiscal year ended December 31, 2006, filed on March 2, 2007.

Investors and other interested parties can obtain information about Delta’s Chapter 11 filing on the Internet at delta.com/restructure. Court filings, claims information and our Plan of Reorganization are available at deltadocket.com. Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of April 25, 2007, and which Delta has no current intention to update.

# # #